Exhibit 10.3
SETTLEMENT AGREEMENT
     THIS SETTLEMENT AGREEMENT (“Agreement”) is made and entered into among ev3 Inc., ev3 Endovascular, Inc., (collectively, “ev3”), FoxHollow Technologies, Inc., (“FoxHollow”), Tyco Healthcare Group LP d/b/a Covidien (“Covidien”), Cardiovascular Systems, Inc. (“CSI”), Aaron Lew (“Lew”), Paul Tyska (“Tyska”), Sean Collins (“Collins”), David Gardner (“Gardner”), Michael Micheli (“Micheli”), Kevin Moore (“Moore”), Steve Pringle (“Pringle”), Jason Proffitt (“Proffitt”), Thadd Taylor (“Taylor”), and Rene Treanor-Sarria (“Treanor-Sarria”). The above identified persons are referred to collectively as “Parties” and individually as “Party.”
     RECITALS:
     1. ev3 and FoxHollow commenced a lawsuit in Ramsey County District Court, State of Minnesota entitled ev3 Inc., et al. v. Cardiovascular Systems, Inc., et al., Court File No. 62 CV-07-5977 (“Lawsuit”). CSI asserted counterclaims in the Lawsuit. Collins, Gardner, Micheli, Moore, Pringle, Proffitt, Taylor and Treanor-Sarria were subsequently dismissed from the Lawsuit in their capacity as individual defendants.
     2. The Parties wish to settle and fully and finally resolve and terminate all disputes and claims between them under the terms set forth in this Agreement.
     AGREEMENT:
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby universally acknowledged, the Parties agree as follows:
     1. Payment. CSI shall deliver the sum of One Million and No/100 Dollars ($1,000,000.00) to ev3 as follows:
     (a) Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) shall be delivered to ev3 by certified funds or wire transfer on or before October 29, 2010; and
     (b) Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) shall be delivered by CSI as a Promissory Note in the form of the document attached hereto as Exhibit A (“Promissory Note”), which shall be executed and delivered to ev3 on or before October 29, 2010.
     2. Mutual Releases. The Parties agree to a full, final and mutual release of all claims and disputes as provided below; however, the releases shall not extend to: i) obligations created by this Agreement; ii) the Promissory Note; or iii) any contractual obligation of a person formerly employed by ev3 or FoxHollow (who subsequently became employed by CSI) relating to ev3 or FoxHollow’s proprietary, confidential or trade secret information, except as to actions, inactions or matters that have occurred or arisen as of October 29, 2010, all of such rights and obligations are specifically reserved.

With these exceptions, the Parties agree to the following releases:
     (a) ev3, FoxHollow, and Covidien’s Release of CSI. ev3, FoxHollow, and Covidien, on behalf of themselves and their predecessors, successors, parent entities, subsidiaries, affiliates, officers, directors, employees, agents, attorneys, shareholders, insurers and assigns (collectively, “ev3 Releasing Parties”), hereby forever, fully and unconditionally release and discharge CSI and its predecessors, successors, parent entities, subsidiaries, affiliates, and all of their present and former officers, directors, employees, agents, attorneys, shareholders, insurers and assigns (collectively, “CSI Released Parties”), from all obligations, offsets, actions, suits, debts, sums of money, contracts, covenants, agreements, promises, legal rights, claims, counterclaims, causes of action, demands, damages, costs, compensation, liabilities, losses and expenses of any nature or of any kind, whether known or unknown, asserted or unasserted, liquidated or unliquidated, absolute or contingent, accrued or nonaccrued, which any of the ev3 Releasing Parties ever had, now have, or claim to have, whether grounded in law or equity, in contract or in tort, by statute or otherwise against any or all of the CSI Released Parties by reason of any action, inaction or matter whatsoever occurring or arising on or prior to October 29, 2010.
     It is the intention of the Parties that this release shall operate as a full and final settlement of any of the CSI Released Parties’ past, present, direct, indirect, and derivative liabilities to any and all of the ev3 Releasing Parties relating to or arising out of events and occurrences taking place on or prior to October 29, 2010.
     (b) ev3, FoxHollow, and Covidien’s Release of Lew, Tyska, Collins, Gardner, Micheli, Moore, Pringle, Proffitt, Taylor, and Treanor-Sarria. ev3 Releasing Parties hereby forever, fully and unconditionally release and discharge Lew, Tyska, Collins, Gardner, Micheli, Moore, Pringle, Proffitt, Taylor, and Treanor-Sarria and their respective representatives, heirs, agents, assigns, attorneys, and spouses, if any, (collectively, “Released individuals”), from all obligations, offsets, actions, suits, debts, sums of money, contracts, covenants, agreements, promises, legal rights, claims, counterclaims, causes of action, demands, damages, costs, compensation, liabilities, losses and expenses of any nature or of any kind, whether known or unknown, asserted or unasserted, liquidated or unliquidated, absolute or contingent, accrued or nonaccrued, which any of the ev3 Releasing Parties ever had, now have, or claim to have, whether grounded in law or equity, in contract or in tort, by statute or otherwise against any or all of the Released Individuals by reason of any action, inaction or matter whatsoever occurring or arising on or prior to October 29, 2010.
     It is the intention of the Parties that this release shall operate as a full and final settlement of any of the Released Individuals’ past, present, direct, indirect, and derivative liabilities to any and all of the ev3 Releasing Parties relating to or arising out of events and occurrences taking place on or prior to October 29, 2010.
     The Parties understand that ev3 Releasing Parties are not releasing the Released Individuals from any future obligations to maintain the confidentiality of ev3 or

FoxHollow’s confidential, proprietary or trade secret information as may be set forth in an agreement with ev3 and/or FoxHollow.
     (c) CST’s Release of ev3, FoxHollow and Covidien. CST, on behalf of itself and its predecessors, successors, parent entities, subsidiaries, affiliates, officers, directors, employees, agents, attorneys, shareholders, insurers and assigns (collectively, “CSI Releasing Parties”), hereby forever, fully and unconditionally release and discharge ev3, FoxHollow and Covidien and their predecessors, successors, parent entities, subsidiaries, affiliates, and all of their present and former officers, directors, employees, agents, attorneys, shareholders, insurers and assigns (collectively, “ev3 Released Parties”), from all obligations, offsets, actions, suits, debts, sums of money, contracts, covenants, agreements, promises, legal rights, claims, counterclaims, causes of action, demands, damages, costs, compensation, liabilities, losses and expenses of any nature or of any kind, whether known or unknown, asserted or unasserted, liquidated or unliquidated, absolute or contingent, accrued or nonaccrued, which any of the CSI Releasing Parties ever had, now have, or claim to have, whether grounded in law or equity, in contract or in tort, by statute or otherwise against any or all of the ev3 Released Parties by reason of any action, inaction or matter whatsoever occurring or arising on or prior to October 29, 2010.
     It is the intention of the Parties that this release shall operate as a full and final settlement of any of the ev3 Released Parties’ past, present, direct, indirect, and derivative liabilities to any and all of the CSI Releasing Parties relating to or arising out of events and occurrences taking place on or prior to October 29, 2010.
     (d) Lew, Tyska, Collins, Gardner, Micheli, Moore, Pringle, Proffitt, Taylor, and Treanor-Sarria’s Release of ev3, FoxHollow and Covidien. Lew, Tyska, Collins, Gardner, Micheli, Moore, Pringle, Proffitt, Taylor, and Treanor-Sarria and their respective representatives, heirs, agents, assigns, attorneys, and spouses, if any, (collectively, “Individual Releasing Parties”), hereby forever, fully and unconditionally release and discharge ev3 Released Parties, from all obligations, offsets, actions, suits, debts, sums of money, contracts, covenants, agreements, promises, legal rights, claims, counterclaims, causes of action, demands, damages, costs, compensation, liabilities, losses and expenses of any nature or of any kind, whether known or unknown, asserted or unasserted, liquidated or unliquidated, absolute or contingent, accrued or nonaccrued, which any of the Individual Releasing Parties ever had, now have, or claim to have, whether grounded in law or equity, in contract or in tort, by statute or otherwise against any or all of the ev3 Released Parties by reason of any action, inaction or matter whatsoever occurring or arising on or prior to October 29, 2010.
     It is the intention of the Parties that this release shall operate as a full and final settlement of any of the ev3 Released Parties’ past, present, direct, indirect, and derivative liabilities to any and all of the Individual Releasing Parties relating to or arising out of events and occurrences taking place on or prior to October 29, 2010.

     The Parties understand that the Individual Releasing Parties are not releasing the ev3 Released Parties from any future obligation to arbitrate claims with them as may be set forth in an agreement with ev3 and/or FoxHollow.
     3. No Admission of Liability. It is expressly understood and agreed that this Agreement constitutes a compromise and settlement of disputed claims and that this Agreement is not intended, nor shall it be construed by anyone, to be an admission of liability by or on behalf of any Party hereto, by whom all such liability is expressly denied, the Parties intending merely to avoid the cost and inconvenience of continuing with the Lawsuit.
     4. Attorneys’ Fees And Costs. It is agreed that each Party will bear its, his or her own costs and expenses, including but not limited to attorneys’ fees, incurred with respect to the Lawsuit, the drafting of this Agreement and the Promissory Note, and all other matters addressed in or related to this Agreement, except that CSI shall be obligated to pay the holder of the Promissory Note all reasonable costs and fees (including but not limited to reasonable attorneys’ fees), the holder incurs if the holder prevails in any proceeding to enforce or exercise its rights to payment under the Promissory Note as set forth in the Promissory Note.
     5. Stipulation of Dismissal. Two (2) business days after the latter of the execution of this Agreement and CSI’s satisfaction of its obligations under Paragraph 1 of this Agreement, counsel for the Parties shall execute and file with the Ramsey County District Court a stipulation of dismissal of the Lawsuit with prejudice and on the merits, and without an award of attorneys’ fees, costs or disbursements to any party, which shall include a stipulation to the dismissal and vacation of the Court’s Order, dated January 10, 2008, in the form attached hereto as Exhibit B.
     6. Stipulated Protective Order. The Stipulated Protective Order, dated February 25, 2008, remains in full force and effect. The Parties agree that any subsequent dispute concerning the Protective Order shall be decided by Rick Solum as a binding arbitrator.
     7. Governing Law; Venue. This Agreement shall be construed and interpreted under the laws of the State of Minnesota without regard to its conflict-of-law principles.
     8. Severability. If any provision of this Agreement is held to be unlawful or unenforceable in any respect by a court of competent jurisdiction, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions. Further, if any provision of this Agreement is held to be overbroad, such provision shall be deemed amended to narrow the application to the extent necessary to render the provision enforceable according to applicable law.
     9. Execution and Delivery. This Agreement may be executed in counterparts, which taken together shall constitute one agreement binding on all parties. Facsimile and electronically transmitted signatures shall be valid and binding to the same extent as signatures delivered in original. In making proof of this Agreement, it will be necessary to produce only one copy signed (or reproduced from an electronically delivered signature) by the Party to be charged.
     10. Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

     11. Consultation with Advisors; Knowing Agreement. Each Party represents that he, she, or it has had the opportunity to consult with legal, financial, and other professional advisors as he, she, or it deems appropriate in connection with his, her, or its consideration, execution and delivery of this Agreement. Each Party represents that he, she, or it has read this Agreement carefully and understands all of its terms.
     12. Entire Agreement. This Agreement and the documents attached hereto set forth the entire agreement and understanding of the Parties regarding the ettlement of the claims described in this Agreement, and this Agreement supersedes all prior representations, statements, proposals, negotiations, discussions, understandings and agreements regarding such settlement, including but not limited to the Binding Mediated Settlement Agreement entered into on October 4, 2010. This Agreement may not be modified or amended except in a writing signed by all of the Parties hereto that expressly references this Agreement.
     13. Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The Parties agree that each of them and their respective legal counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement.

ev3 Inc.:		Cardiovascular Systems, Inc.:

By:	/s/ Michael Cowhig	By:	/s/ James E. Flaherty
	Its: Vice President		Its: Chief Administrative Officer

ev3 Endovascular, Inc.:

By:	/s/ Michael Cowhig		/s/ Aaron Lew
	Its: Vice President		Aaron Lew (individually)

FoxHollow Technologies, Inc.:

By:	/s/ Michael Cowhig		/s/ Paul Tyska
	Its: Vice President		Paul Tyska (individually)

Tyco Healthcare Group LP d/b/a Covidien:

By:	/s/ Michael Cowhig	/s/ Sean Collins
	Its: Vice President	Sean Collins (individually)

/s/ David Gardner
David Gardner (individually)

/s/ Michael Micheli
Michael Micheli (individually)

/s/ Kevin Moore
Kevin Moore (individually)

/s/ Jason Proffitt
Jason Profitt (individually)

/s/ Steve Pringle
Steve Pringle (individually)

/s/ Thadd Taylor
Thadd Taylor (individually)

/s/ Renee Treanor-Sarria
Renee Treanor-Sarria (individually)

PROMISSORY NOTE

October 29, 2010
$250,000.00	St. Paul, Minnesota
     FOR VALUE RECEIVED, Cardiovascular Systems, Inc. (“Debtor”) hereby promises to pay to the order of ev3 Inc. or its endorsees, successors and assigns (“Holder”), the principal sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the manner provided in this Promissory Note (“Note”). The unpaid principal amount of this Note shall bear simple interest from the date first above written at the rate of three and one-half percent (3.5%) per annum, which principal and interest is due and payable on or before January 1, 2014.
     This Note is not secured and shall only be subordinate to any other debt of the Debtor existing as of the date first above written.
     All payments of principal and interest shall be paid by Debtor to Holder at 3033 Campus Drive, Plymouth, MN 55441, or at such other address as Holder may designate in writing to Debtor from time to time by certified or registered mail. Debtor may prepay, with no penalty or premium, the principal and interest of this Note, in whole or in part and from time to time. All payments shall first be applied to interest on the unpaid principal amount and the remainder to principal.
     Upon the occurrence of any of the following events of default (each, an “Event of Default”), and the passage of 10 business days following written notice of default without cure, all of the then outstanding principal balance plus accrued interest of this Note shall automatically become immediately due and payable:
(a)	Debtor enters into a written agreement for the sale of all or substantially all of its assets;

(b)	Debtor fails to satisfy a judgment in an amount exceeding $250,000 entered by a court of law within sixty (60) days after entry of the judgment except as such judgment is being appealed with a stay of any ability of the judgment creditor to execute on the judgment; or

(c)	Debtor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for itself or any of its property, or makes a general assignment composition, or similar device for the benefit of its creditors; or a trustee, receiver or other custodian is otherwise appointed for Debtor or any of its assets; or an attachment or receivership of assets or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced by or against Debtor; or Debtor takes any corporate action to authorize any of the foregoing.
EXHIBIT A

     Debtor shall be obligated to pay Holder all reasonable costs and fees (including but not limited to reasonable attorneys’ fees) Holder incurs if Holder prevails in any proceeding to enforce or exercise its rights to payment under this Note.
     Debtor hereby waives presentment for payment, protest and notice of non-payment. Debtor hereby waives any right to set off and/or recoupment against Holder in connection with any claim it now or hereafter may have against Holder, and agrees it will not urge or assert any claim including but not limited to a set-off and/or recoupment, it may have now or hereafter against Holder as a defense against payment of this Note.
     Holder shall not be deemed to have waived any of its rights or remedies under this Note unless such waiver is expressed in a writing signed by Holder. No delay or omission by Holder in exercising, or failure by Holder on any one or more occasions to exercise, any of Holder’s rights hereunder, at law or in equity, including without limitation, Holder’s right after the occurrence of any Event of Default to declare the entire indebtedness evidenced hereby immediately due and payable, shall be construed as a novation of this Note or shall operate as a waiver or prevent the subsequent exercise of any or all such rights.
     Acceptance by Holder of any portion or all of any sum payable hereunder, whether before, on or after the due date of such payment shall not be a waiver of Holder’s right either to require prompt payment when due of all other sums payable hereunder or to exercise any of Holder’s rights, powers and remedies hereunder. Debtor expressly waives the benefit of any statute or rule of law or of equity now provided, or which may hereafter be provided, which would produce a result contrary to, or in conflict with, the foregoing.
     The provisions of this Note can not be changed, amended, or discharged orally, and any oral change, amendment or discharge of any term or provision of this Note shall be without authority and of no force or effect. The provisions of this Note can be changed, amended, or discharged only by an instrument in writing signed by Debtor and Holder.
     All of the provisions of this Note are binding on Debtor’s successors and assigns and shall inure to the benefit of Holder and its successors, assigns and endorsees, with Holder having the unfettered right to assigns its rights under this Note.
     THE UNDERSIGNED WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH ANY PARTIES TO THIS INSTRUMENT ARE INVOLVED, ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS INSTRUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.
     This Note is governed in all respects by the internal laws of the State of Minnesota without regard to the conflicts-of-law rules of any jurisdiction.
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IN WITNESS WHEREOF, the Debtor has caused this Promissory Note to be signed by its duly authorized officer as of the date first above written.

CARDIOVASCULAR SYSTEMS, INC.

By:

Its:

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STATE OF MINNESOTA		DISTRICT COURT

COUNTY OF RAMSEY		SECOND JUDICIAL DISTRICT
CASE TYPE: OTHER CIVIL
ev3 Inc., a Delaware corporation, ev3)
Endovascular, Inc., a Delaware	)	Court File No. 62-CV-07-5977
corporation, and FoxHollow Technologies,	)	Honorable Robert A. Awsumb
Inc., a Delaware corporation,	)
)
Plaintiffs,	)
)
vs.	)	STIPULATION AND ORDER OF
	)	DISMISSAL WITH PREJUDICE
Cardiovascular Systems, Inc., a Minnesota	)
corporation, Aaron Lew, an individual, and	)
Paul Tyska, an individual,	)
)
Defendants.	)
     IT IS HEREBY STIPULATED AND AGREED, by and between the parties to the above-captioned action, through their undersigned counsel, that the Court may enter an Order as follows:
     1. The above-entitled action is dismissed with prejudice, on the merits and in its entirety, with each party bearing its own costs, disbursements and attorneys’ fees; and
     2. The Court’s January 10, 2008, Order is dismissed and vacated, and the January 10, 2008, Order shall have no further force or effect.

OPPENHEIMER WOLFF & DONNELLY LLP
Dated: , 2010	By:
Jeffrey J. Bouslog (#174671)
Kathy S. Kimmel (#268823) Dennis E. Hansen (#386734) 45 South Seventh Street Plaza VII Building, Suite 3300 Minneapolis, MN 55402-1609 (612) 607-7000 ATTORNEYS FOR PLAINTIFFS

EXHIBIT B

ANTHONY OSTLUND BAER & LOUWAGIE PA.
Dated: , 2010	By:
Joseph W. Anthony (2872)
Mary L. Knoblauch (159645) Courtland C. Merrill (311984) 3600 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 (612) 349-6969 ATTORNEYS FOR DEFENDANTS

ORDER
     Pursuant to the foregoing stipulation, IT IS HEREBY ORDERED THAT:
     1. The stipulation of the parties is hereby adopted by the Court and incorporated by reference.
     2. The above-entitled action is dismissed with prejudice, on the merits and in its entirety, with each party bearing its own costs, disbursements and attorneys’ fees.
     3. The Court’s Order entered in this action on January 10, 2008, is dismissed and vacated, and the January 10, 2008, Order shall have no further force or effect.

BY THE COURT:
Dated: , 2010	Robert A. Awsumb Judge of District Court

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